SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 26, 2005	Commission file number 0-9032

SONESTA INTERNATIONAL HOTELS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York
(State or Other Jurisdiction)

13-5648107
(I.R.S. Employer Identification No.)

116 Huntington Avenue, Boston, MA 02116
(Address of principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code): 617-421-5400

Not Applicable
(Former name, former address if changed since last report)

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Sonesta Hotels of Florida Inc (“SHF”), a wholly owned subsidiary of Sonesta International Hotels Corporation (the “Company”), operates the Trump International Sonesta Beach Resort (the “Hotel”) in Sunny Isles, Florida, under a management agreement with the Hotel’s owner, Sunny Isles Luxury Ventures L.C. (“SILV”).  The Hotel opened for business on April 1, 2003.  The management agreement was filed with the Company’s Form 10-K for the fiscal year ending December 31, 2002 under Exhibit number 10.1.

In a report filed on Form 8-K on September 27, 2004, the Company reported that it had exercised its option to purchase the Hotel’s non-guestroom areas (the “Hotel Lot”).  The Hotel is a condominium hotel, and the guestrooms are owned by third party buyers, and, to the extent condominium units remain unsold, by SILV.  The purchase price for the Hotel Lot is twenty million dollars ($20,000,000.00), which is 100% financed by SILV by means of a non-recourse, 25 year mortgage loan secured by the Hotel Lot.  A copy of the Option Rider, detailing further terms and conditions regarding the purchase option was also filed on September 27, 2004.

The terms of the purchase option provided for a closing to occur within 60 days of the Company’s exercise of the option.  As reported in the Company’s Form 10-Q for the quarterly period ended September 30, 2004, the Company and SILV agreed to postpone the closing date until January 2004.  Since the payments on the mortgage loan following the closing are the same as the payments of minimum owners return and additional owners return under the management agreement, there is no effect on the Company’s cash flow from this Hotel due to the delay.

Despite its earlier agreements, SILV has taken the position that it will not close on this transaction pending the resolution of certain issues it raised related to the purchase as well as the resolution of other issues that are subject to a binding arbitration scheduled for February 2005.  The Company believes SILV has no basis to delay the closing date, and has filed a complaint with the Circuit Court of the 11th Judicial Circuit in Miami-Dade County, Florida, to compel SILV to close the transaction.  Because of this, the closing date will be postponed until such time that a decision is rendered or the parties otherwise settle their differences.  In the meantime, the Company continues management of the Hotel as usual.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

SONESTA INTERNATIONAL HOTELS CORPORATION
January 26, 2005

By:	/S/ Boy van Riel
Boy van Riel
Vice President and Treasurer

(Authorized to sign on behalf of the Registrant as
Principal Financial Officer)